CONTACT GOLD CORP.

- and -

WATERTON PRECIOUS METALS FUND II CAYMAN, LP

- and -

MATTHEW LENNOX-KING

- and -

ANDREW FARNCOMB

- and -

JOHN DORWARD

- and -

MARK WELLINGS

- and -

GEORGE SALAMIS

GOVERNANCE AND INVESTOR RIGHTS AGREEMENT

June 7, 2017

TABLE OF CONTENTS
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions	2
1.2	Rules of Construction	8
1.3	Entire Agreement	9
1.4	Time of Essence	9
1.5	Governing Law and Submission to Jurisdiction	9
1.6	Severability	9
1.7	Waiver	10
1.8	Amendments	10
1.9	Binding Effect	10
1.10	Nature of Holdings	10
1.11	Schedules	10

	ARTICLE 2
	BOARD OF DIRECTORS AND COMMITTEES

2.1	Board of Directors Nominees and Observer	10
2.2	Management to Endorse and Vote	12
2.3	Committees	13
2.4	Advisory Board	13
2.5	Directors Liability Insurance	13

	ARTICLE 3
	ADDITIONAL GOVERNANCE RIGHTS AND COVENANTS

3.1	Dividends	13
3.2	Third-Party Sales	14
3.3	Obligations of the Company	15
3.4	Right of First Look to Certain Assets	15
3.5	Voting	16

	ARTICLE 4
	STANDSTILL AND TRANSFERS OF CONSIDERATION SHARES

4.1	Standstill	16
4.2	Limitations on Transfer	17

	ARTICLE 5
	DEMAND AND PIGGY-BACK REGISTRATION RIGHTS SECTION

5.1	Demand Registration Rights	18
5.2	Piggy-Back Registration Rights	21
5.3	Piggy-Back Private Placement Rights	21

	ARTICLE 6
	PARTICIPATION RIGHTS

6.1	Participation Right	22

	ARTICLE 7
	FOUNDERS' COVENANTS

7.1	Vote in Favour of Investor Nominees	24
7.2	Exchange Escrow	24
7.3	Lock-up	24
7.4	Subscription for Common Shares	25

	ARTICLE 8
	COMPANY SUCCESSORS

8.1	Certain Requirements in Respect of a Combination	25
8.2	Vesting of Powers in, and Assumption of Obligations by, Successor	26
8.3	Non-Applicability	26

	ARTICLE 9
	GENERAL

9.1	Notices	26
9.2	Further Assurances	28
9.3	Ownership of Common Shares	28
9.4	Assignment	28
9.5	Injunctive Relief	28
9.6	Termination	28
9.7	Counterparts	29

Schedule A - Registration Rights Procedures

GOVERNANCE AND INVESTOR RIGHTS AGREEMENT
THIS AGREEMENT made the 7th day of June, 2017,

BETWEEN:

CONTACT GOLD CORP.,
(hereinafter referred to as the "Company"),

- and -

WATERTON PRECIOUS METALS FUND II CAYMAN, LP, (hereinafter referred to as the "Investor")

- and -

MATTHEW LENNOX-KING, (hereinafter referred to as "MLK")

- and -

ANDREW FARNCOMB, (hereinafter referred to as "AF")

- and -

JOHN DORWARD,
(hereinafter referred to as "JD")

- and -

MARK WELLINGS,
(hereinafter referred to as "MW")

- and -

GEORGE SALAMIS,
(hereinafter referred to as "GS")

     WHEREAS the Company, Carlin Opportunities Inc., the Founders and Waterton Nevada Splitter, LLC (the "Vendor"), a wholly-owned subsidiary of the Investor, and Clover Nevada II LLC have entered into a securities exchange agreement dated December 8, 2016 (the "Purchase Agreement") providing for the sale by the Vendor to the Company of the Company Interests (as defined in the Purchase Agreement);

     AND WHEREAS the Purchase Agreement provides that as part of the consideration payable for the Company Interests, the Company will issue Common Shares (as defined herein) and Preferred Shares (as defined herein) to the Vendor or its designee (collectively, the "Consideration Shares"), and the Vendor has designated the Investor as the holder of the Consideration Shares;

     AND WHEREAS each of the Founders (as defined below) are shareholders and officers and/or directors of the Company and as such stand to benefit from the transactions contemplated by the Purchase Agreement, and the Vendor and the Company would not enter into the Purchase Agreement but for the entry into of this Agreement by each of the Founders;

     AND WHEREAS as a condition to the completion of the transactions contemplated pursuant to the Purchase Agreement, the Company has agreed to grant certain rights set out herein to the Investor on the terms and subject to the conditions set out herein and the Investor and each of the Founders have agreed to make certain covenants in favour of the Company on the terms and subject to the conditions set out herein;

     NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement, otherwise, the following terms have the following meanings:

"affiliate" of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly;

"Applicable Laws" means applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Regulatory Authority having the force of law;

"Applicable Securities Laws" means the securities legislation in each province and territory of Canada where the Company is a "reporting issuer" or the equivalent from time to time, including all rules, regulations, published policy statements and blanket orders thereunder or issued by one or more of the Canadian Securities Regulatory Authorities;

"associate" means, in respect of a relationship with a Person:

(a)	a body corporate of which that Person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

(b)	a partner of that Person acting on behalf of the partnership of which they are partners;

(c)	a trust or estate or succession in which that Person has a substantial beneficial interest or in respect of which that Person serves as a trustee or liquidator of the succession or in a similar capacity;

(d)	a spouse of that Person or an individual who is cohabiting with that Person in a conjugal relationship, having so cohabited for a period of at least one year;

(e)	a child of that Person or of the spouse or individual referred to in paragraph (d);

(f)	a relative of that Person or of the spouse or individual referred to in paragraph (d), if that relative has the same residence as that Person; and

(g)	any other Person with which such Person is not dealing with at arm's length or on arm's length terms;

"Board of Directors" means the board of directors of the Company;

"Bought Deal" means a fully underwritten offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Company pursuant to a "bought deal" letter prior to the filing of a prospectus or prospectus supplement or a Distribution pursuant to an overnight marketed offering;

"Business Day" means any day, other than a Saturday or Sunday, on which chartered banks in Toronto, Ontario are open for commercial banking business during normal banking hours;

"Canadian Securities Regulatory Authorities" means, collectively, the securities regulatory authority in each province and territory of Canada where the Company is a "reporting issuer" or the equivalent from time to time;

"Change of Control Transaction" means a merger, amalgamation, reorganization, business combination, tender offer, exchange offer, take-over bid, statutory arrangement or similar transaction involving the Company or its securities resulting in a change of control of the Company or a sale, transfer, lease or other disposition of all or substantially all of its assets;

"Closing" has the meaning set out in the Purchase Agreement;

"Closing Date" has the meaning set out in the Purchase Agreement;

"Combination" has the meaning set out in Section 8.1(a);

"Common Shares" means the common shares in the capital of the Company;

"Company" has the meaning set out in the recitals;

"Company Directors" means the duly appointed or elected directors of the Company from time to time;

"Company Offer" has the meaning set out in Section 3.2(a)(ii);

"Company Offer Notice" has the meaning set out in Section 3.2(a)(ii);

"Company Offer Notice Period" has the meaning set out in Section 3.2(a)(ii);

"Company Shares" means, collectively, the Common Shares and the Preferred Shares;

"Company Successor" has the meaning set out in Section 8.1;

"Consideration Shares" has the meaning set out in the recitals;

"control" means, in respect of:

(a)	a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to entitle that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise; or
(b)	a partnership, trust, syndicate or other entity, actual power or authority to manage and direct the affairs of, or ownership of more than fifty percent (50%) of the transferable beneficial interests in, such entity, and the term "controlled" has a corresponding meaning;

"Conversion Price" means the conversion price of the Preferred Shares as in effect from time to time as determined in accordance with the terms of the Preferred Shares;

"Cost Advance" has the meaning set out in the Purchase Agreement;

"Demand Notice" has the meaning set out in Section 5.1(a);

"Demand Registration" has the meaning set out in Section 5.1(a);

"Director Eligibility Criteria" has the meaning set out in Section 2.1(f);

"Distribution" means a distribution or sale of Company Shares to the public for cash by means of a prospectus under Applicable Securities Laws, and the terms "Distribute" and "Distributed" shall have corresponding meanings;

"Estate Planning Transaction" means any sale, assignment, grant, transfer, gift, pledge, encumbrance, mortgage, hypothecation or other disposition, directly or indirectly, of Common Shares to: (i) a spouse, child, sibling, or parent of the holder; (ii) to a corporation or partnership of which all of the voting shares or interests are held by the holder and/or his or her spouse, child(ren), sibling(s), and/or parent(s); or (iii) to a trust, of which the only beneficiaries are the holder and his or her spouse, child(ren), sibling(s), and/or parent(s) and/or a chartable institution;

"Exchange" means such stock exchange(s) and quotation service(s), if any, as the Common Shares and/or Preferred Shares may be listed or quoted on, as applicable, from time to time;

"Exempt Issuance" means the issuance by the Company of Common Shares or Subject Securities: (a) in connection with or pursuant to any merger, amalgamation, business combination, tender offer, exchange offer, take-over bid, arrangement, asset purchase or other acquisition of assets or shares of a third party; (b) upon the exercise, redemption, conversion or exchange of any Subject Securities for Common Shares; (c) pursuant to employee, advisor, director or advisory board security-based compensation arrangements, including stock option plans; (d) as a result of the consolidation or subdivision of any securities of the Company or its Subsidiaries; (e) as special distributions, stock dividends or payments in kind or similar dividends or distributions; (f) pursuant to a shareholder rights plan; and (g) to the Investor or any of its affiliates;

"Financings" has the meaning set out in the Purchase Agreement;

"Founders" means, collectively, the Founding Directors and the Founding Principals;

"Founders' Financing" has the meaning set out in the Purchase Agreement;

"Founding Directors" means each of JD, MW and GS;

"Founding Principals" means each of MLK and AF;

"independent" means, with respect to any director of the Company or any individual nominated for election as a director of the Company, that such individual satisfies the independence criteria set forth in sections 1.4 and 1.5 of NI 52-110 and the independence requirements, if any, of the Exchange;

"Investor" has the meaning set out in the recitals;

"Investor Nominee" means each Company Director who is nominated by the Investor and elected or appointed from time to time to the Board of Directors pursuant to the terms of this Agreement;

"Investor Observer" means an individual who is designated by the Investor and is entitled to attend and observe all meeting of the Board of Directors but who shall not be a member thereof or have a vote as a director with respect to any matters put forth before the Board of Directors;

"Lock Up Period" has the meaning set out in Section 4.2;

"NI 52-110" means National Instrument 52-110 - Audit Committees;

"Notices" has the meaning set out in Section 9.1;

"Participation Right" has the meaning set out in Section 6.1(b);

"Person" means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

"Piggy-Back Registration" has the meaning set out in Section 5.2(a);

"Private Placement" means an offering of Common Shares and/or Subject Securities for cash by the Company which is conducted under an exemption from the prospectus requirements of Applicable Securities Laws;

"Preferred Shares" means the Class A Preferred Shares in the capital of the Company having the terms and conditions set out in Schedule "F" of the Purchase Agreement;

"Proposed Private Sale" has the meaning set out in Section 3.2(a);

"Proposed Private Sale Notice" has the meaning set out in Section 3.2(a)(i);

"Pro-Rata Portion" means, at a particular time, the percentage equal to (A) the number of Common Shares beneficially owned by the Investor divided by (B) the total number of Common Shares issued and outstanding at such time;

"Purchase Agreement" has the meaning set out in the recitals;

"Qualifying Securities" has the meaning set out in Section 5.1(a);

"Registration Expenses" means all out-of-pocket expenses incident to the parties' performance of, or compliance with, this Agreement in connection with a Distribution or Private Placement, as applicable, including all registration and filing fees, all fees and expenses of complying with Applicable Securities Laws, all printing expenses, all "road show" and marketing expenses, all listing fees, all registrars', depositaries' and transfer agents' fees, the fees and disbursements of counsel for the Company and any underwriters (other than those paid by the underwriters), and of the Company's independent public accountants, including the expenses of any special audits and/or "comfort" letters required by or incidental to such performance and compliance, but excluding Selling Expenses;

"Regulatory Authority" means:

(a)	any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(b)	any self-regulatory organization or stock exchange, including the TSX Venture Exchange;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

"RTO" has the meaning set out in the Purchase Agreement;

"Selling Expenses" means all underwriting commissions, discounts or brokers' commissions incurred in connection with a Distribution or Private Placement of Company Shares;

"Shareholder" means a holder of Common Shares or Preferred Shares;

"Standstill Period" means the period of time commencing on the Closing Date and ending on the earliest to occur of: (a) the date which is 24 months following the Closing Date; (b) the first date on which the Investor is no longer entitled to designate an Investor Nominee pursuant to this Agreement; and (c) upon the earlier of (i) any one of the Founding Principals and any one of the Founding Directors ceasing to be officers or directors of the Company or (ii) both of the Founding Principals ceasing to be officers or directors of the Company;

"Subject Securities" means securities that are directly or indirectly convertible into or exchangeable, redeemable or exercisable for Common Shares;

"Subsequent Offering" has the meaning set out in Section 6.1(a);

"Subsequent Offering Notice" has the meaning set out in Section 6.1(a);

"Subsidiaries" with respect to a Person means, at the time such determination is being made, any other Person controlled by such first Person, in each case, whether directly or indirectly;

"Successor Agreement" has the meaning set out in Section 8.1(a); and

"Valid Business Reason" has the meaning set out in Section 5.1(c)(vi)(B).

1.2 Rules of Construction

 In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an "Article" or "Section" followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word "including" is deemed to mean "including without limitation";

(f)	the terms "party" and "the parties" refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to Canadian dollars;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(k)	references to "underwriter" include agents acting on an agency or best efforts basis, and references to "underwritten" offerings, issuances or distributions include offerings, issuances or distributions made on an agency or best efforts basis;
(l)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day; and

(m)	the beneficial ownership of the Company by the Investor shall be calculated as a percentage, the numerator of which shall be the aggregate number of Common Shares beneficially owned by the Investor and its affiliates and the denominator of which shall be the aggregate number of outstanding Common Shares (calculated, for certainty, on a non-diluted basis, unless specified otherwise).

1.3 Entire Agreement

     This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement and the Purchase Agreement.

1.4 Time of Essence

               Time shall be of the essence of this Agreement.

1.5 Governing Law and Submission to Jurisdiction

(a)	This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

(b)	Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6 Severability

     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.7 Waiver

     No waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a party shall constitute a waiver of such party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

1.8 Amendments

     This Agreement may be amended or supplemented only by a written agreement signed by each of the parties.

1.9 Binding Effect

     This Agreement shall be binding upon the parties hereto, their heirs and legal personal representatives and their respective permitted successors and permitted assigns.

1.10 Nature of Holdings

     The entering into of this Agreement by the Investor shall not be interpreted to mean that the Company Shares held by the Investor may not legally be sold or otherwise disposed of, including in any of the relevant provinces and territories of Canada, without a prospectus and that such Company Shares may not thereafter be freely resold without a prospectus.

1.11 Schedules

     The following schedule is attached hereto and forms part of this Agreement:

Schedule A	-	Registration Rights Procedures

ARTICLE 2

BOARD OF DIRECTORS AND COMMITTEES

2.1 Board of Directors Nominees and Observer

(a)	The Company agrees that upon the issuance of the Consideration Shares in accordance with the terms of the Purchase Agreement, the Board of Directors shall immediately: (i) appoint two initial Investor Nominees to serve on the Board of Directors until the next annual general meeting of Shareholders; and (ii) appoint one initial Investor Observer.

(b)	The Company covenants and agrees that so long as the Investor may designate pursuant to this Agreement any Investor Nominee(s) to serve on the Board of Directors, the size of the Board of Directors shall not exceed seven directors.

(c)	Following the appointment of the initial Investor Nominees pursuant to Section 2.1(a): (i) if at any time, from time to time, the Investor beneficially owns at least 30% of the outstanding Common Shares, the Investor shall be entitled to designate two Investor Nominees for election to the Board of Directors; (ii) if at any time, from time to time, the Investor beneficially owns at least 20% but less than 30% of the outstanding Common Shares, the Investor shall be entitled to designate one Investor Nominee for election to the Board of Directors; (iii) if at any time, from time to time, the Investor beneficially owns at least 10% of the outstanding Common Shares, the Investor shall be entitled to designate one Investor Observer (in addition to any Investor Nominees); and (iv) if at any time, from time to time, the Investor beneficially owns less than 10% of the outstanding Common Shares, the Investor shall no longer be entitled to designate any Investor Nominee or Investor Observer.

(d)	The Company agrees to nominate and recommend for election, at each meeting of Shareholders at which Company Directors are to be elected, such number of Investor Nominees as set forth in Section 2.1(c) for election to the Board of Directors that are provided to the Company in accordance with Section 2.1(g).

(e)	The Company covenants and agrees to: (i) use commercially reasonable efforts to provide written notice of any regularly scheduled meeting of the Board of Directors to the Investor Observer at least ten Business Days prior to the date of such meeting and, in any event, for any meeting of the Board of Directors, provide written notice no later than such time as notice is provided to the Company Directors; (ii) provide the Investor Observer with a written agenda for each meeting of the Board of Directors concurrently with the provision thereof to the Company Directors, along with any other written materials provided to directors generally with respect to such meeting; (iii) allow the Investor Observer to attend, whether in person, by telephone conference call or any other mode of attendance generally made available to the Company Directors, each meeting of the Board of Directors (other than portions of the meeting that are in camera); and (iv) reimburse the Investor Observer for any travel expenses or other out-of-pocket costs or expenses reasonably incurred by the Investor Observer in connection with this Agreement or attending meetings of the Board of Directors in accordance with the Company's expense reimbursement policy in effect from time to time applicable to the Company Directors, as if the Investor Observer were a member of the Board of Directors. Upon the designation of an Investor Observer and at all times prior to the Investor Observer attending the first meeting of the Board of Directors, the Investor shall cause the Investor Observer to enter into a confidentiality agreement in substance and form mutually satisfactory to the Company and the Investor, each acting reasonably, and sign an acknowledgement agreeing to be bound by the Company's disclosure and insider trading policies.

(f)	The Investor agrees that both the initial Investor Nominees and all subsequent Investor Nominees, shall in each case satisfy, as applicable, the Company's eligibility criteria of general application (as determined in good faith by the Board of Directors or an authorized committee thereof and including, for greater certainty, any Applicable Laws, regulations or stock exchange rules or policies) for director candidates (the "Director Eligibility Criteria"). In addition, any Investor Nominee that the Investor designates must be independent to sit on any of the corporate governance, compensation or audit committees of the Board of Directors. For greater certainty, at all such times as the Investor is permitted to designate two Investor Nominees for election to the Board of Directors in accordance with the provisions of Section 2.1(c), at least one of the two Investor Nominees must be independent.

(g)	The Investor shall advise the Company of the identity of each Investor Nominee by the later of: (i) at least 60 days prior to any meeting of Shareholders at which directors of the Company are to be elected; and (ii) the tenth day following the date on which the Investor receives written notice of the record date for a meeting of Shareholders at which directors of the Company are to be elected. If the Investor does not advise the Company of the identity of any Investor Nominee by such deadline, then the Investor will be deemed to have nominated the incumbent Investor Nominee(s), if any, and to otherwise forego such right to nominate until the next meeting at which directors are elected.

(h)	The Investor may advise the Company in writing from time to time of the identity of any Investor Observer, and the "Investor Observer" hereunder shall be the individual identified as such by the Investor from time to time provided that the Investor remains eligible to designate an Investor Observer pursuant to Section 2.1(c), and further provided the Investor Observer has agreed to be bound by the confidentiality and corporate disclosure and insider trading requirements referenced in Section 2.1(e) above.

(i)	In the event that any Investor Nominee shall cease to serve as a Company Director, whether due to such Investor Nominee's death, disability, resignation or removal, the Investor shall have the right within 30 days to nominate a replacement Investor Nominee and the Company shall cause the Board of Directors to appoint, as soon as practicable, such replacement Investor Nominee in accordance with this Agreement to fill the vacancy caused by such death, disability, resignation or removal, provided that such Investor Nominee satisfies the Director Eligibility Criteria and the Investor remains eligible to nominate such Investor Nominee pursuant to Section 2.1(c). If at any time the Investor has failed to nominate an Investor Nominee within the requisite period of time, such right will be forfeited until the next meeting of shareholders of the Company at which directors are to be elected.

(j)	In the event that the Investor ceases to have any right to appoint one or more Investor Nominees, the Investor shall use commercially reasonable efforts to, unless requested otherwise by the Company, cause any Investor Nominees who are then Company Directors to resign from the Board of Directors, forthwith.

2.2 Management to Endorse and Vote

     The Company agrees that management of the Company shall, in respect of every meeting of Shareholders at which the election of Company Directors is to be considered, and at every reconvened meeting following an adjournment or postponement thereof, endorse and recommend the Investor Nominees identified in the Company's proxy materials for election to the Board of Directors so long as such Investor Nominees satisfy the Director Eligibility Criteria, and shall vote their Common Shares in respect of which management is granted a discretionary proxy in favour of the election of such Investor Nominees to the Board of Directors at every such meeting.

2.3 Committees

     The Board of Directors has previously established or will establish at its next meeting following the date hereof, the following standing committees of the Board of Directors: (i) a corporate governance committee; (ii) a compensation committee; (iii) an audit committee; and (iv) a safety, health and environmental committee (the "SHE Committee"). The Company covenants and agrees that each committee of the Board of Directors, other than the SHE Committee, will be comprised of independent members of the Board of Directors. The Company covenants and agrees that for so long as the Investor is entitled to designate one or more Investor Nominees hereunder, if requested by the Investor from time to time, any committee of the Board of Directors so requested shall include one Investor Nominee, provided that such Investor Nominee is independent. With respect to any committee of the Board of Directors on which there are no Investor Nominees other than a special or independent committee struck to address an actual, perceived or potential conflict of interest with the Investor or for which the Investor, or an affiliate of the Investor, is (or is likely to become) an "interested party" (as such term is defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions) in respect of a matter to be considered by such committee, the Investor shall be entitled to have, and the Company shall permit, such Investor Nominee as the Investor designates from time to time to attend meetings of such committee in the capacity of "observer".

2.4 Advisory Board

     If at any time or from time to time the Investor beneficially owns at least 5% of the outstanding Common Shares, the Investor shall be entitled to have representation proportionate to its beneficial ownership of Common Shares on any advisory board or similar body organized, designated or utilized by the Company, provided that each relevant Investor representative on such board satisfies the eligibility criteria for such advisory board, including any requirements under Applicable Laws.

2.5 Directors Liability Insurance

     Each Investor Nominee shall be entitled to the benefit of any directors' liability insurance or indemnity to which other Company Directors are entitled.

ARTICLE 3

ADDITIONAL GOVERNANCE RIGHTS AND COVENANTS

3.1 Dividends

     The Company covenants and agrees that, for so long as the Investor has the right to appoint one or more Investor Nominees under Section 2.1, the Company shall not declare or pay any cash dividend or distribution on the Common Shares unless such dividend or distribution has been approved by the Investor Nominee(s), in addition to approval by a majority of the Board of Directors.

3.2 Third-Party Sales

(a)	Subject to Section 4.2, during the period commencing on Closing and ending on the date on which the Investor first beneficially owns less than 10% of the Common Shares, if the Investor desires to sell, whether in one transaction or through a series of related or connected transactions occurring within a period of 45 consecutive days, in the aggregate more than 5% of the then outstanding Common Shares to a person that is not an affiliate of the Investor (or to a group of such persons acting jointly or in concert, and their respective affiliates) on a private placement basis (a "Proposed Private Sale"), then:

(i)	the Investor shall give written notice thereof (the "Proposed Private Sale Notice") to the Company, which Proposed Private Sale Notice shall contain the material terms of the Proposed Private Sale, including the proposed price per Common Share, total number of Common Shares proposed to be sold pursuant to the Proposed Private Sale and the proposed closing date of the Proposed Private Sale; and

(ii)	the Company shall have the right to submit an offer to purchase and/or privately place 50% of the Common Shares subject to the Proposed Private Sale by matching the terms, including the price per Common Share, of the Proposed Private Sale (the "Company Offer"), by delivering a written notice thereof (the "Company Offer Notice") no later than three Business Days (the "Company Offer Notice Period") following receipt of the Proposed Private Sale Notice by the Company.

(b)	If the Company delivers a Company Offer Notice within the Company Offer Notice Period, the Company shall complete the purchase or private placement of Common Shares subject to the Company Offer concurrently with the closing of the Proposed Private Sale by the Investor, provided that such date is not earlier than 10 days following the expiry of the Company Offer Notice Period or such other date as mutually agreed between the Investor and the Company, each acting reasonably. In the event that the Company fails to complete the purchase or private placement of Common Shares subject to the Company Offer as aforesaid, then the Investor may sell or transfer the Common Shares that were the subject of the applicable Proposed Private Sale Notice without any restriction or limitation other than as set forth in Section 3.2(d).

(c)	If the Company fails to deliver a Company Offer Notice within the Company Offer Notice Period, the Company shall be deemed not to have made a Company Offer and the Investor may proceed with the Proposed Private Sale on terms not materially less favourable to the Investor than those set out in the Proposed Private Sale Notice. If the Company delivers a Company Offer Notice within the Company Offer Notice Period, then the Investor shall have the option to:

(i)	sell 50% of the Common Shares that are the subject of the Proposed Private Sale Notice to the Company and/or one or more third parties identified by the Company in the Company Offer Notice in accordance with the Company Offer; or

(ii)	abandon the Proposed Private Sale and retain all of the Common Shares that are the subject of the Proposed Private Sale Notice.

(d)	If the Investor does not complete the Proposed Private Sale within 45 days of the date of the Proposed Private Sale Notice, the provisions of this Section 3.2 shall again apply.

(e)	If so requested by the Company, and provided that the Investor will not breach any confidentiality provisions, duty of confidentiality or any Applicable Law by so doing, the Investor will promptly disclose the name(s) of any proposed purchaser(s) under the Proposed Private Sale to the Company.

(f)	For greater certainty, nothing in this Section 3.2 shall require the Investor to participate in any transaction with the Company with respect to any Common Shares that are the subject of a Proposed Private Sale Notice nor shall it restrict the Investor from proceeding with and closing a Proposed Private Sale, provided that the Investor has complied with this Section 3.2.

3.3 Obligations of the Company

(a)	The Company covenants and agrees that it shall make all filings required from time to time under Applicable Securities Laws to maintain the Company's status as a "reporting issuer" (or the equivalent) under such Applicable Securities Laws and use commercially reasonable efforts to maintain the listing and posting for trading of the Common Shares on a recognized stock exchange in Canada.

(b)	The Company shall not, without the prior written consent of the Investor, grant to any person any pre-emptive rights with respect to the securities of the Company or any registration or prospectus qualification rights or agree to register or qualify a prospectus of any kind or nature with respect to any securities of the Company, if such newly granted rights would have priority over, impair or would reasonably be expected to impair the rights granted to the Investor pursuant to this Agreement, including any direct or indirect interference or impairment of the participation rights of the Investor under Article 6.

3.4 Right of First Look to Certain Assets

(a)	For so long as the Investor beneficially owns at least 20% of the outstanding Common Shares, the Investor shall cause its wholly-owned subsidiary, Clover Nevada LLC, to (subject to the rights of any other person with regards to the sale, lease, licensing or other exploitation of any mineral rights or other assets held by Clover Nevada LLC existing on the date hereof) whenever Clover Nevada LLC, acting in good faith, desires to sell, license, or otherwise dispose of any of its interest in any of its mineral rights or other assets:

(i)	give written notice of such sale, licensing or other disposition to the Company;

(ii)	the Company shall have the option to submit a preferential offer in respect of such mineral rights or other assets by submitting such offer to Clover Nevada LLC in writing no later than 30 days after the date of the notice described in Section 3.4(a)(i) and prior to such assets being sold or marketed to any third party; and

(iii)	if Clover Nevada LLC does not accept such offer or the Company does not submit an offer, Clover Nevada LLC may sell, license or otherwise dispose of such asset within 180 days of such notice. If such sale, license or disposition is not completed within 180 days, such transaction shall once again be subject to Section 3.4(a)

(b)	For the avoidance of doubt, nothing in this Agreement shall require Clover Nevada LLC to participate in any transaction with the Company or restrict Clover Nevada LLC's ability to sell, license, lease, dispose of or otherwise deal with any of its mineral rights or other assets provided that it has complied with the provisions of Section 3.4.

3.5 Voting

     From the Closing Date until the date which is two years following the Closing Date, provided that the Company is in compliance with its obligations under Article 2, including, but not limited to allowing the Investor to designate the requisite number of Investor Nominees, the Investor agrees that it will not vote its Common Shares at any meeting of shareholders of the Company held during such two year period against the voting recommendations of management of the Company as set forth in the management information circular sent to shareholders of the Company in respect of such meeting; provided, however, that in respect of matters put forth for approval in respect of fundamental changes, acquisitions or financing by the Company and Change of Control Transactions, which shall remain subject to compliance with Section 4.1, the Investor shall be entitled to vote its Common Shares (and, to the extent afforded a vote under Applicable Laws or otherwise, its Preferred Shares) in its sole and absolute discretion. For greater certainty, nothing in this Agreement shall require the Investor Nominees to vote in their capacity as directors of the Company with management, and such Investor Nominees shall have unfettered discretion to exercise their fiduciary duties as directors of the Company, including on all matters put forward to a vote of the Board of Directors, in their sole and absolute discretion.

ARTICLE 4

STANDSTILL AND TRANSFERS OF CONSIDERATION SHARES

4.1 Standstill

(a)	The Investor covenants and agrees that during the Standstill Period it shall not and it shall cause its affiliates not to, in any manner, directly or indirectly:

(i)	propose or seek to effect any Change of Control Transaction or support in any fashion the efforts of any other person to make or consummate a Change of Control Transaction including by entering into a support agreement or lock-up agreement in respect of such transaction, provided, however, that for greater certainty, the Investor and its affiliates shall be permitted to tender to, vote in favour of, and/or enter into a support agreement or lock-up agreement in respect of a Change of Control Transaction publicly supported by a majority of the Board of Directors;

(ii)	solicit proxies from Shareholders or form, join, support or participate in a group to solicit proxies from Shareholders with a view to replacing the members of the Board of Directors;

(iii)	advise or encourage any person (including forming a "group" with any such person) proposing any of the foregoing; or

(iv)	make any public announcement or take any action in furtherance of the foregoing.

(b)	Notwithstanding Section 4.1(a), the Investor and its affiliates shall not be restricted from:

(i)	acquiring securities of the Company with the prior written consent of the Company (which consent may be withheld in the Company's sole discretion);

(ii)	acquiring securities of the Company in accordance with the terms of the Preferred Shares or the Participation Rights set forth in Section 6.1, provided that after such acquisition, the Investor shall not beneficially own more than 49% of the Common Shares;

(iii)	participating in rights offerings conducted by the Company;

(iv)	receiving stock dividends or similar distributions made by the Company;

(v)	provided that the Investor has not breached Section 4.1(a), tendering Common Shares to a formal take-over bid for the Common Shares or any similar transaction by an arm's length third party; or

(vi)	disposing of Common Shares by operation of a statutory amalgamation, merger, arrangement or other statutory procedure involving the Company or the Common Shares.

4.2 Limitations on Transfer

     In addition to any escrow requirements imposed by the Exchange, the Investor agrees that the Investor will not, and will not cause or permit any affiliate to, transfer, sell or otherwise dispose of all or any portion of the Investor’s Consideration Shares or Preferred Shares, directly or indirectly, prior to 24 months following Closing (the "Lock Up Period"), except:

(a)	for transfers of Consideration Shares or Preferred Shares to an affiliate of the Investor which agrees to be bound by this Agreement; or

(b)	pursuant to a formal take-over bid, formal issuer bid, statutory amalgamation or merger, statutory arrangement or other statutory procedure involving the Company.

ARTICLE 5

DEMAND AND PIGGY-BACK REGISTRATION RIGHTS SECTION

5.1 Demand Registration Rights

(a)	Subject to Section 5.1(c), at any time following the expiry of the Lock Up Period, upon the written request (a "Demand Notice") of the Investor made at any time and from time to time, the Company will use commercially reasonable efforts, subject to complying with Applicable Securities Laws and applicable stock exchange requirements (and the Company will use commercially reasonable efforts to comply with such laws), to file such documents and take such other steps as may be necessary under Applicable Securities Laws to qualify for Distribution all or any whole number of Common Shares held by the Investor (the Common Shares subject to a Demand Notice, the "Qualifying Securities"). The Company and the Investor shall cooperate in a timely manner and in accordance with the procedures set forth in Schedule A hereto in connection with each such Distribution (a "Demand Registration").

(b)	After receipt of a Demand Notice referred to in Section 5.1(a), the Company shall have five Business Days (or two Business Days in the context of a Bought Deal) to determine whether it wishes to Distribute Common Shares under the prospectus prepared in connection with such Demand Registration by giving written notice to the Investor, specifying the number of Common Shares it wishes to Distribute, provided that if the lead underwriter or underwriters, acting in good faith, advises the Investor in writing that, in its or their judgment, the inclusion of the Common Shares to be Distributed by the Company in the Demand Registration should be limited (i) due to market conditions, or (ii) because the number of Common Shares proposed to be distributed is likely to have an adverse effect on the successful marketing of the Qualifying Securities (including the price range acceptable to the Investor), then the maximum number of Common Shares that the lead underwriter advises or lead underwriters advise should be Distributed will be allocated as follows: (1) first, to the number of Qualifying Securities; and (2) second, to the number of Common Shares to be Distributed by the Company, if any, that may be accommodated in such Distribution.

(c)	Notwithstanding Section 5.1(a), the Company will not be obligated to effect a Demand Registration:

(i)	within a period of twelve months after the date of completion of a previous Demand Registration;

(ii)	unless the Distribution would reasonably be expected to result in aggregate gross proceeds of at least $20 million to the Investor and/or the Company;

(iii)	other than in a province or territory of Canada, unless at the time of receiving such Demand Notice the Company has an existing registration statement (or the equivalent) in such other jurisdiction;

(iv)	before the 90th day following the date on which (A) a receipt was issued to the Company with respect to any final prospectus (other than a base-shelf prospectus) filed by the Company in a jurisdiction of Canada to qualify the issuance of Common Shares or (B) a registration statement (other than in respect of a shelf offering) filed by the Company with the U.S. Securities and Exchange Commission to qualify the offering of Common Shares became effective;

(v)	in the case of a Bought Deal, unless the Company is provided at least two Business Days’ prior notice that the Investor is entering into a Bought Deal commitment; or

(vi)	in the event that the Board of Directors determines in good faith that there is a Valid Business Reason (as defined below) and that it is, therefore, in the best interests of the Company to defer the filing of a prospectus at such time, in which case the Company's obligations under this Section 5.1 will be deferred until the earlier of:

(A)	five Business Days after the date that such Valid Business Reason ceases to exist; and

(B)	the expiry of a period of not more than 90 days from the date of receipt of the Demand Notice; provided that such right of deferral may not be exercised more than once in any 12-month period.
For purposes of this Section 5.1(c)(vi), "Valid Business Reason" means a determination that:

(I)	the effect of the filing of a prospectus would impede or materially adversely affect a pending or proposed acquisition, disposition, financing, merger, recapitalization, regulatory approval, consolidation, reorganization, or similar transaction involving the Company that is material to the Company, or the negotiations, discussions or pending proposals with respect thereto; or

(II)	there exists at the time material non-public information relating to the Company or its Subsidiaries, the disclosure of which would be materially adverse to the Company and its Subsidiaries, taken as a whole;

provided that the Company will give written notice of its determination to defer filing, and of the fact that the Valid Business Reason for such deferral no longer exists, in each case, promptly after the determination thereof. If at any time prior to receiving written notice that a Valid Business Reason for a deferral no longer exists, the Investor advises the Company in writing that it has determined to withdraw such request for a Demand Registration, then such Demand Registration and the request therefor will be deemed to be withdrawn and such request will be deemed not to have been given for purposes of determining whether the Investor has exercised its right to a Demand Registration pursuant to this Section 5.1.

(d)	Any Demand Registration pursuant to Section 5.1(a) shall:

(i)	specify the number of Common Shares which the Investor intends to Distribute;

(ii)	describe the nature or methods of the proposed offer and sale thereof and the provinces and territories of Canada in which such offer shall be made;

(iii)	contain an undertaking of the Investor to provide all such information regarding its holdings and the proposed manner of Distribution thereof as may be reasonably required in order to permit the Company to comply with all Applicable Securities Laws;

(iv)	specify whether such offer and sale shall be made by an underwritten public offering; and

(v)	be carried out in accordance with the procedures set forth in Schedule A to this Agreement.

(e)	In the case of a public offering initiated pursuant to this Section 5.1, the Investor, acting reasonably, shall have the right to select the managing underwriter or agent or underwriters or agents of such Qualifying Securities. The Investor shall consult with the Company with respect to any other underwriters or agents that the Company desires to include as members of the syndicate formed for the purpose of the Demand Registration and shall use commercially reasonable efforts to include such underwriters or agents in such syndicate. The Company will have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Section 5.1.

(f)	Notwithstanding anything to the contrary contained herein, a Demand Registration will not be considered as having been effected until a receipt has been issued for a final prospectus by the Canadian Securities Regulatory Authorities or a prospectus supplement to a base shelf prospectus has been filed with the Canadian Securities Regulatory Authorities in accordance with National Instrument 44-102 – Shelf Distributions, in each case, pursuant to which the Qualifying Securities are to be sold; and provided further that at any time prior to the issuance of such a receipt or filing of such a prospectus supplement, the Investor may withdraw its request for Demand Registration by advising the Company in writing that it has determined to withdraw such request, in which case (i) such Demand Registration and the request therefor will be deemed to be withdrawn, and (ii) such request will be deemed not to have been given for purposes of determining whether the Investor has exercised its right to a Demand Registration pursuant to this Section 5.1, provided that this provision shall only apply to one such withdrawal in a calendar year and, thereafter, subsequent withdrawals in such calendar year will count as an exercise of the Demand Registration right.

(g)	The provisions of this Section 5.1 shall apply if at the time of the Demand Notice the Investor beneficially owns at least 10% of the Common Shares.

5.2 Piggy-Back Registration Rights

(a)	Following the expiry of the Lock Up Period, if the Company proposes to make a Distribution, other than by way of a Bought Deal, the Company will give the Investor no less than five Business Days' prior written notice of the proposed Distribution, including proposed pricing, if known. Upon the written request of the Investor given within three Business Days after receipt of the notice of the proposed Distribution from the Company, subject to Section 5.2(c), the Company will use commercially reasonable efforts to, in conjunction with the proposed Distribution, cause to be qualified in such offering the applicable number of Common Shares of the Investor in accordance with the procedures set forth in Schedule A to this Agreement (a "Piggy-Back Registration"), provided that the maximum number of Common Shares of the Investor to be included in the proposed Distribution shall not exceed 25% of the total Common Shares issuable under the proposed Distribution or such other number of Common Shares as the Company and the Investor may mutually agree.

(b)	If the proposed Distribution is not completed within 90 days of a notice of a Piggy-Back Registration, the related notice of a Piggy-Back Registration delivered by the Investor hereunder shall be deemed to be withdrawn.

(c)	If the Company is proposing to undertake a Bought Deal, the Company shall give such notice to the Investor, including anticipated pricing, as is practical in the circumstances given the speed and urgency under which Bought Deals are conducted. The Investor shall have one Business Day from the date the Company advises it of such proposed Bought Deal to notify the Company of the number of Qualifying Securities that the Investor requests to be included in such Bought Deal; unless otherwise agreed to by the Company, such amount not to exceed 25% of the total Common Shares issuable under the proposed Distribution or such other number of Common Shares as the Company and the Investor may mutually agree. The Company shall use commercially reasonable efforts to include such Common Shares in any Bought Deal, and, if so included, the procedures set forth in Schedule A to this Agreement shall apply to such Distribution.

(d)	The underwriters or agents engaged in connection with any Distribution in connection with a Piggy-Back Registration shall be as mutually agreed by the Company and the Investor, each acting reasonably; provided, however, that in the case of a Bought Deal the Company may select the lead underwriter or agent. The Company will have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Section 5.2.

(e)	The provisions of this Section 5.2 shall apply if at the time of the proposed Distribution the Investor beneficially owns at least 10% of the Common Shares.

5.3 Piggy-Back Private Placement Rights

(a)	Following the expiry of the Lock Up Period, if the Company proposes to make a Private Placement, the Company will promptly give the Investor five Business Days' prior written notice of the proposed Private Placement, including proposed pricing, if known. Upon the written request of the Investor given within three Business Days after receipt of the notice of the proposed Private Placement from the Company, the Company, provided the Investor executes all such agreements and documents reasonably necessary to include the Common Shares of the Investor in a Private Placement, will use commercially reasonable efforts to, in conjunction with the proposed Private Placement, cause to be included in such Private Placement the applicable number of Common Shares of the Investor pursuant to an exemption from the prospectus requirements under Applicable Securities Laws, provided that the maximum number of Common Shares of the Investor to be included in the proposed Private Placement shall not exceed 15% of the total Common Shares issuable under the proposed Private Placement or such other number of Common Shares as the Company and the Investor may mutually agree.

(b)	Any underwriters or agents engaged in connection with any Private Placement in connection with which the Investor has requested that Common Shares held by it be included shall be as mutually agreed by the Company and the Investor, each acting reasonably. The Company will have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Section 5.3.

(c)	All Registration Expenses related to such Private Placement shall be borne by the Company and the Investor in proportion to the proceeds received by the Company and the Investor from such Private Placement.

(d)	The provisions of this Section 5.3 shall apply if at the time of the proposed Private Placement the Investor beneficially owns at least 10% of the Common Shares.

ARTICLE 6

PARTICIPATION RIGHTS

6.1 Participation Right

(a)	If the Company issues any Common Shares or Subject Securities other than pursuant to an Exempt Issuance (any such issuance, a "Subsequent Offering"), then the Company shall promptly, and, in any event within three Business Days following the public announcement of such Subsequent Offering, provide a written notice (the "Subsequent Offering Notice") to the Investor setting out: (i) the number of Common Shares or Subject Securities issued or contemplated to be issued in connection with the Subsequent Offering at the time and the total number of Common Shares and Subject Securities issued and outstanding as of the close of business on the Business Day immediately preceding the Subsequent Offering Notice; (ii) the material terms and conditions of any Subject Securities issued or contemplated to be issued in connection with the Subsequent Offering at the time, including any term sheets or offer sheets, if any; (iii) to the extent known, the subscription price per Common Share or Subject Security issued or to be issued in connection with the Subsequent Offering; and (iv) the proposed closing date for the issuance of Common Shares or Subject Securities to the Investor, assuming the Investor exercises its Participation Rights, which closing date shall be the later of (A) 10 days following the date of the Subsequent Offering Notice, (B) the closing date set for the Subsequent Offering, (C) if shareholder approval is required under Applicable Laws for the Company to complete the issuance of Common Shares or Subject Securities to the Investor pursuant to its exercise of its Participation Rights, the Business Day following receipt of such shareholder approval, or (D) such other date as the Company and the Investor may agree.

(b)	Subject to the receipt by the Company of all required regulatory approvals and compliance with Applicable Laws, the Investor shall have the right (the "Participation Right"), upon providing notice to the Company within three Business Days following receipt of the Subsequent Offering Notice that it intends to exercise its Participation Right, in whole or in part, to subscribe for and to be issued, on a private placement basis, and otherwise substantially on the terms and conditions of such Subsequent Offering:

(i)	in the case of a Subsequent Offering of Common Shares, up to such number of Common Shares that will allow the Investor to maintain its Pro-Rata Portion held immediately prior to the completion of the Subsequent Offering; and

(ii)	in the case of a Subsequent Offering of Subject Securities, up to such number of Subject Securities that will (assuming the conversion, redemption, exercise or exchange of all Subject Securities issuable in connection with the Subsequent Offering and of all Subject Securities issuable pursuant to the Participation Right) allow the Investor to maintain its Pro-Rata Portion held immediately prior to the completion of the Subsequent Offering, in each case, for greater certainty, after giving effect to any Common Shares or Subject Securities acquired by the Investor or any of its affiliates as part of the Subsequent Offering, other than pursuant to the exercise of the Participation Right.

(c)	The Company covenants and agrees to promptly use all commercially reasonable efforts, including, but not limited to, promptly making all required filings with any Exchange or applicable securities regulatory commission and paying all fees in connection therewith, to obtain any Exchange or other regulatory approvals required to issue Common Shares or Subject Securities to the Investor pursuant to the Participation Right. If the Company is required by the Exchange or otherwise to seek Shareholder approval for the issuance of Common Shares or Subject Securities to the Investor in the Subsequent Offering pursuant to the Participation Right, then the Company may complete that portion of the Subsequent Offering that the Exchange will permit without Shareholder approval provided that the Investor subscribes for and is issued at that time the lesser of: (i) a pro rata portion of the maximum number of Common Shares or Subject Securities that the Investor wishes to purchase in the Subsequent Offering pursuant to the Participation Right based on the size of the issuance that the Company is entitled to complete without obtaining Shareholder approval; and (ii) the maximum number of Common Shares or Subject Securities that the Exchange will permit the Company to issue in the Subsequent Offering to the Investor without obtaining Shareholder approval, and the Company shall call and hold a meeting of Shareholders to consider the subscription and issuance of the balance of the Common Shares or Subject Securities in the Offering that are subject to the Participation Right as soon as reasonably practicable, and, in any event, such meeting shall be held within 60 days after the date that the Company is advised that it will require Shareholder approval. In connection with such meeting of Shareholders (or any adjournment or postponement thereof), unless inconsistent with the fiduciary duties of the Board of Directors, management of the Company shall recommend that Shareholders vote in favour of such share issuance to the Investor and shall vote their Common Shares in respect of which management is granted a discretionary proxy in favour of such share issuance to the Investor. If Shareholder approval for such issuance is obtained, the Company will issue to the Investor, and the Investor will pay for, the issuance of the remaining Common Shares or Subject Securities in the Subsequent Offering pursuant to the Participation Right on the Business Day following receipt of such Shareholder approval. If, however, Shareholder approval for the issuance of Common Shares or Subject Securities in the Subsequent Offering pursuant to the Participation Right is not obtained at such meeting, the Investor shall lose such Participation Right in respect of such Subsequent Offering, provided, however, that the provisions of this Article 6 shall again apply to the Investor on a new Subsequent Offering.

(d)	The Company covenants and agrees not to announce nor complete a Subsequent Offering during the period commencing on the Closing and ending six months thereafter where the subscription price with respect to such Subsequent Offering is less than 125% of the weighted average subscription price of all Financings completed principally with institutional investors and accredited investors that are arm's length investors prior to the Closing, without the prior written consent of the Investor.

(e)	The provisions of this Article 6 shall apply if at the time of the proposed Subsequent Offering the Investor: (i) beneficially owns at least 15% of the Common Shares; or (ii) has not sold 50% of the Common Shares beneficially owned by the Investor on the effective date of the RTO (excluding, for certainty, sales to affiliates).

ARTICLE 7

FOUNDERS' COVENANTS

7.1 Vote in Favour of Investor Nominees

     Each of the Founders covenants and agrees that in respect of every meeting of Shareholders at which the election of Company Directors is to be considered, and at every reconvened meeting following an adjournment or postponement thereof, he shall vote all Common Shares beneficially owned or controlled by him or for which he is granted a discretionary proxy in favour of the election of the Investor Nominees to the Board of Directors at every such meeting.

7.2 Exchange Escrow

     Each Founder and the Investor agrees that such Founder or Investor, as the case may be, shall comply with and be bound by all escrow requirements imposed by the Exchange on which the Common Shares are listed or proposed to be listed and under Applicable Securities Laws.

7.3 Lock-up

     Each Founder agrees that such Founder will not, and will cause its affiliates not to, directly or indirectly, without the prior written consent of the Company transfer, sell, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose of in a public offering or by way of private placement or otherwise any Common Shares prior to the date which is 24 months following the closing of the RTO, except:

(a)	pursuant to an Estate Planning Transaction, provided that the transferee(s) thereunder agree to be bound by the provisions of this Article 7; or

(b)	pursuant to a formal take-over bid, formal issuer bid, statutory amalgamation or merger, statutory arraignment or other statutory procedure involving the Company or the Common Shares.

7.4 Subscription for Common Shares

(a)	Each Founder jointly and severally agrees that the Founders shall complete the Founders' Financing either directly or through their affiliates.

(b)	Matthew Lennox-King agrees to complete his portion of the Founder's Financing in accordance with the terms and conditions of the side letter between him and the Investor dated December 8, 2016.

ARTICLE 8

COMPANY SUCCESSORS

8.1 Certain Requirements in Respect of a Combination

(a)	Subject to Section 8.3, in the event that the Company enters into a transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or 50% or more of its then outstanding Common Shares are acquired by another Person in exchange for, in whole or in part, securities of such other Person (such transaction, a "Combination"), it shall ensure that such other Person or continuing entity (the "Company Successor") executes, prior to or contemporaneously with the consummation of such transaction, an agreement (a "Successor Agreement") and such other instruments (if any) as are reasonably necessary or advisable to evidence (i) the preservation and non-impairment of the rights of the Investor in Section 2.1 and Article 6 with respect to the Company Successor, as if the Company Successor was the Company hereunder, (ii) the assumption by the Company Successor of liability for all amounts payable and property deliverable hereunder and the covenant of such Company Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Company under this Agreement, and (iii) the amendments to this Agreement contemplated by Section 8.1(b) below.

(b)	Following the Combination, each of (i) the percentage thresholds for the Investor's right to designate an Investor Nominee(s) and an Investor Observer set forth in Section 2.1, and (ii) the percentage threshold for the Investor's Participation Right set forth in Article 6, shall be deemed to be adjusted such that the applicable percentage threshold shall be decreased in accordance with the following formula:

Existing threshold x (A / B) = post-Combination threshold, expressed as a percentage where:

(A)	= Total number of common shares of Company Successor held in the aggregate by Company shareholders on the date immediately following the closing of the Combination
(B)	= Total number of common shares of Company Successor issued and outstanding (on a non-diluted basis) on the date immediately following the closing of the Combination

8.2 Vesting of Powers in, and Assumption of Obligations by, Successor

     In the event of a Combination, the parties hereto and the Company Successor will execute and deliver a supplemental agreement hereto and thereupon the Company Successor will possess and from time to time may exercise each and every right and power and will be subject to each and every obligation of the Company hereunder and any act or proceeding under any provision hereunder required to be done or performed by the Company Directors or any officers of the Company may be done and performed with like force and effect by the trustees, directors or officers, as applicable, of such Company Successor.

8.3 Non-Applicability

     Sections 8.1 shall only apply if immediately following the consummation of a Combination, the Investor will hold more than 15 % of the outstanding votes attached to all securities of the Company Successor immediately following the completion of such transaction.

ARTICLE 9 GENERAL

9.1 Notices

     All notices, demands or other communications ("Notices") to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or by email addressed to the recipient. Such notices, demands and other communications shall be delivered, mailed or sent electronically to the parties at the respective addresses or email addresses indicated below:

(a)	in the case of a Notice to the Company at:
Contact Gold Corp.
HL30A, 101 College Street
Toronto, Ontario M5G 1L7

Attention: Matthew Lennox-King
E-mail: mlk@contactgold.com

With a copy to, in the case of notice to the Company to:
Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, Ontario M5H 3C2
Attention: Jay Goldman
Fax: 416.644.9337
E-mail:jgoldman@casselsbrock.com

(b)	in the case of a Notice to the Investor at:
c/o Waterton Global Resource Management, Inc.
199 Bay Street, Suite 5050
Toronto, Ontario M5L 1E2

Attention: Kamal Toor
Fax: 416.504.3200
E-mail: ktoor@watertonglobal.com

With a copy, in the case of notice to the Investor to:
Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON M5V 3J7
Attention: Sarbjit S. Basra and Brett Seifred
Fax: 416.863.0871
E-mail:sbasra@dwpv.com / bseifred@dwpv.com

     Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of emailing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, emailed or sent before 5:00 p.m. (local time at the address of the party receiving such communication) on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

9.2 Further Assurances

     Each party shall act in good faith in performing its obligations and exercising its rights herein and shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable commercial efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.3 Ownership of Common Shares

     The Investor shall promptly notify the Company in writing from time to time if, to its knowledge, it ceases to beneficially own at least 30%, 20%, 10% or 5%, as applicable, of the outstanding Common Shares.

9.4 Assignment

     Except as specifically contemplated by Sections 7.3(a) and 8.1, this Agreement is not assignable by any party except with the prior written consent of the other parties.

9.5 Injunctive Relief

     The Company agrees that any breach of the terms of this Agreement would result in immediate and irreparable injury and damage to the Investor for which the Investor could not be adequately compensated by damages. The Company therefore also agrees that in the event of any such breach or any anticipated or threatened breach, the Investor shall be entitled to equitable relief by way of temporary or permanent injunction, without having to prove damages, in addition to any other remedies (including damages) to which the Investor may be entitled at law or in equity.

9.6 Termination

(a)	This Agreement shall terminate with respect to each Founder and each of their obligations hereunder, on the earlier of (i) the Business Day immediately subsequent to the date upon which the Investor ceases to beneficially own at least 5% of the outstanding Common Shares (calculated on a fully-diluted basis) (ii) the date which is 24 months following the closing of the RTO and (iii) the occurrence of a Combination or Change of Control Transaction (provided a Successor Agreement has been executed and delivered by the Company Successor as contemplated in Section 8.1(a)).

(b)	This Agreement shall terminate with respect to the Investor and its obligations and rights hereunder on the Business Day on which the Investor ceases to beneficially own at least 5% of the Common Shares (calculated on a fully-diluted basis and including, for greater certainty, any Common Shares issuable pursuant to the terms and conditions of the Preferred Shares).

(c)	Following a Change of Control Transaction or Combination, the Investor shall have no further obligations to the Company under this Agreement and any Company Successor shall have only those obligations described in Article 8 and set forth in the Successor Agreement.

(d)	Until such time as this Agreement is terminated with respect to the Investor in accordance with its terms, the Investor's rights under this Agreement shall be determined based on the Investor's shareholdings at the relevant time and from time to time, provided that, notwithstanding the provisions set out in sections 2.1(c), 5.1(g), 5.2(e), 5.3(d) and 6.1(e) hereof, but subject to Article 8, each applicable provision of the Investor’s rights under this Agreement shall be extinguished without the ability to be reinstated once the Investor’s shareholdings decrease below any applicable threshold contained in this Agreement unless the Investor’s shareholdings of Common Shares are increased through a conversion of the Investor’s Preferred Shares into Common Shares in which case the Investor’s rights shall be reinstated if the Investor’s shareholdings again equal or exceed any applicable threshold they had previously dropped below.

9.7 Counterparts

     This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by a party by facsimile or electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such party.

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     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Execution Page - Governance and Investor Rights Agreement

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Execution Page – Governance and Investor Rights Agreement

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Execution Page – Governance and Investor Rights Agreement

Execution Page – Governance and Investor Rights Agreement

Execution Page – Governance and Investor Rights Agreement

Execution Page – Governance and Investor Rights Agreement

Execution Page – Governance and Investor Rights Agreement

Execution Page – Governance and Investor Rights Agreement

SCHEDULE A

REGISTRATION RIGHTS PROCEDURES

1. Registration Procedures

Whenever the Company is under an obligation pursuant to the provisions of this Agreement to effect the qualification of Common Shares in connection with a Distribution of any Qualifying Securities on behalf of the Investor:

(a)	the Company shall prepare and file as expeditiously as practicable (and, in any event, not later than 45 days after the receipt of a Demand Notice in the case of a Distribution other than by way of a Bought Deal) with the appropriate Canadian Securities Regulatory Authorities all documents reasonably necessary, including, if required, a prospectus or short form prospectus and any amendment or supplement thereto, to qualify for Distribution the Qualifying Securities and, in so doing, act as expeditiously as is practicable and in good faith to settle all deficiencies and obtain those receipts and clearances and provide those customary undertakings and commitments as may be reasonably required by any Canadian Securities Regulatory Authority, all as may be necessary to permit the Distribution of the Qualifying Securities in compliance with all Applicable Securities Laws. Notwithstanding the foregoing, in the event the Distribution is to be made pursuant to a Bought Deal in accordance with this Agreement, the Company shall attend to such preparations and filings as soon as is practical in the circumstances taking into account the speed and urgency under which Bought Deals are conducted;
(b)	prior to the filing of a prospectus and up to the date of completion of the Distribution of the Qualifying Securities, the Company shall permit the Investor to review and participate in the preparation of the prospectus and any related offering materials or filings and shall allow the Investor and any underwriters or agents involved to conduct any due diligence investigations reasonably requested, provided, however, that the Investor shall not have any right to approve the content of the prospectus or related offering material (other than content relating to or describing the Investor or its affiliates);
(c)	during the period from the date of initiation of the Distribution and up to the date of completion of the Distribution of the Qualifying Securities, the Company shall promptly notify the Investor in writing of:

(i)	any filing made by the Company of information relating to the Distribution with any Canadian Securities Regulatory Authority and any correspondence with any Canadian Securities Regulatory Authority regarding the Distribution;

(ii)	any material change within the meaning of Applicable Securities Laws with respect to the Common Shares;

(iii)	any material fact within the meaning of Applicable Securities Laws which has arisen or has been discovered and would have been required to have been stated in the prospectus or any related offering materials or filings had the fact arisen or been discovered on, or prior to, the date of such document; and

(iv)	any change in any material fact within the meaning of Applicable Securities Laws (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the prospectus or any related offering materials or filings which fact or change is, or may be, of such a nature as to render any statement in any such document misleading or untrue in any material respect or which would result in a misrepresentation within the meaning of Applicable Securities Laws in any such document, or which would result in any such document not complying with Applicable Securities Laws.

(d)	during the period from the date of initiation of the Distribution to the date of completion of the Distribution of the Qualifying Securities, the Investor shall promptly notify the Company in writing of:

(i)	any filing made by the Investor of information relating to the Distribution with any Canadian Securities Regulatory Authority and any correspondence with any Canadian Securities Regulatory Authority regarding the Distribution;

(ii)	any material fact, within the meaning of Applicable Securities Laws, in respect of the Investor which has arisen or has been discovered and would have been required to have been stated in the prospectus or any related offering materials or filings had the fact arisen or been discovered on, or prior to, the date of such document; and

(iii)	any change in any material fact, within the meaning of Applicable Securities Laws, (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact), in respect of the Investor, contained in the prospectus or any related offering materials or filings which fact or change is, or may be, of such a nature as to render any statement in any such document misleading or untrue in any material respect or which would result in a misrepresentation within the meaning of Applicable Securities Laws in any such document, or which would result in any such document not complying with Applicable Securities Laws.

(e)	the Company and the Investor shall in good faith discuss any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under Section 1(c) or Section 1(d) of this Schedule A;

(f)	promptly, and in any event within any applicable time limitation, the Company shall comply with all applicable filings and other requirements under Applicable Securities Laws as a result of a material change, the discovery of a material fact or the change in a material fact referred to under Section 1(c) or 1(d) of this Schedule A, provided that the Company shall not file any amendment to the prospectus or other document without first complying with its obligations in Section 1(c) of this Schedule A;

(g)	the Company shall furnish to the Investor such number of copies of any preliminary prospectus, prospectus and any supplements or amendments thereto, any documents incorporated by reference in such prospectus and such other documents as the Investor may reasonably request in order to facilitate the Distribution of the Qualifying Securities;

(h)	if an underwritten public offering is contemplated, the Company shall execute and perform the obligations under an underwriting agreement in a form reasonably satisfactory to the Investor containing customary representations, warranties and indemnities for the benefit of the Investor, the Company and the underwriter(s) and providing for the delivery of customary documents;

(i)	subject to Applicable Securities Laws, the Company shall keep the prospectus effective until the Investor has completed the sale of Common Shares under the prospectus, but no longer than 90 days from the date of the prospectus, provided that the Investor uses commercially reasonable efforts to complete such sale as soon as reasonably practicable;

(j)	the Company shall use commercially reasonable efforts to promptly furnish to the underwriter(s) involved in the Distribution all documents and information as they may reasonably request;

(k)	the Company shall promptly take such other customary actions and execute and deliver such other customary documents as may be reasonably necessary to give full effect to the rights of the Investor under this Agreement;

(l)	to the extent reasonably requested by the underwriters, the Company and its management shall use commercially reasonable efforts to assist in the marketing of the securities being offered, including to ensure the attendance and participation of senior officers of the Company in customary "road shows";

(m)	the Company shall use its commercially reasonable efforts to list the Qualifying Securities on each securities exchange or quotation system on which Common Shares are then listed or quoted, if such Common Shares are not already so listed or quoted;

(n)	the Company shall use commercially reasonable efforts to prevent the issuance of any cease trading order suspending the use of any prospectus and, if any such order is issued, to promptly obtain the withdrawal of any such order; and

(o)	the Company shall use its commercially reasonable efforts to furnish, at the request of the Investor, on the date that such Common Shares are delivered to the underwriters for sale in connection with the Distribution:

(i)	an opinion, dated such date, of the Company's counsel for the purposes of such Distribution, in form and substance as is customarily given to selling shareholders in an underwritten public offering, addressed to the Investor; and
(ii)	a letter, dated such date, from the Company's auditors, in form and substance as is customarily given by auditors to underwriters in an underwritten public offering, addressed to the Investor and the underwriters, if any.

2. Rights and Obligations of the Investor

The Investor will furnish to the Company such information and execute such documents regarding the Qualifying Securities and the intended method of disposition thereof as the Company may reasonably request in order to effect the requested qualification for sale or other disposition in accordance with this Agreement and Applicable Securities Laws. If an underwritten public offering is contemplated, the Investor shall execute an underwriting agreement in a form reasonably satisfactory to the Investor containing customary representations, warranties and indemnities (and contribution covenants) for the benefit of the underwriters and the Company; provided that the obligation to indemnify set out in such underwriting agreement shall be limited in amount to the gross proceeds received by the Investor from the sale of Qualifying Securities pursuant to such Distribution. The Investor will have the right to withdraw from a proposed underwritten public offering at any time prior to the signing of a binding agreement, without incurring any obligation to the Company or any proposed underwriter, except as set forth below. The Investor shall have no obligation to assist in the marketing of the securities being offered, or to attend or participate in any "road shows".

3. Expenses of Registration

(a)	Subject to Sections 3(b) and (c) of this Schedule A, all Registration Expenses incurred in respect of a Demand Registration in which no securities are issuable from treasury of the Company shall be borne by the Investor, provided that in all cases the Company shall bear the fees and expenses of its counsel.

(b)	Subject to Section 3(c) of this Schedule A, Registration Expenses incurred in respect of a Demand Registration in which securities are issuable from treasury of the Company or in respect of a Piggy-Back Registration shall be borne by the Company and the Investor in proportion to the proceeds received by (or, in the case of a Distribution that is not completed, the proposed allocation of the Distribution) each pursuant to the prospectus filed in connection with such Demand Registration or Piggy-Back Registration, as applicable.

(c)	If a Distribution is not completed solely as a result of a default by the Company under this Agreement or under an underwriting agreement or other enforceable agreement with the underwriters in respect of the Distribution, all Registration Expenses shall be borne by the Company. If a Distribution is not completed solely as a result of a default by the Investor under this Agreement or under an underwriting agreement or other enforceable agreement with the underwriters in respect of the Distribution, all Registration Expenses shall be borne by the Investor.

(d)	Selling Expenses, if any, shall in all cases be borne by the Company and the Investor pro rata in respect of the Common Shares being Distributed by the Company and the Investor, respectively.

(e)	In all cases, notwithstanding anything in this Schedule A to this Agreement, all fees and expenses of legal counsel to the Investor shall be borne and paid by the Investor.

4. Indemnification

(a)	The Company will indemnify the Investor, the Investor's general partner, the general partner of the Investor's general partner, Waterton Global Resource Management, Inc. and each of their respective officers, employees, directors and agents, with respect to a registration which has been effected pursuant to this Agreement, and each underwriter, if any, of the Company's securities covered by such registration, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation or alleged violation by the Company of Applicable Securities Laws in connection with any such registration, and the Company will reimburse the Investor, the Investor's general partner and each of their respective officers, employees, directors, and agents, and each such underwriter, for any reasonable legal and any other expenses incurred in connection with investigating, preparing for or defending any such claim, loss, damage, liability or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission in any information relating solely to the Investor or the underwriter, which information has been provided to the Company in writing by the Investor or the underwriter, respectively, contained in such prospectus, or any amendment or supplement thereto; and provided, further, that the Company will not be liable with respect to any loss, claim, damage or liability with respect to any Person who purchased Qualifying Securities and to whom there was not sent or who was not given a copy of any amended, supplemented or final prospectus, as applicable, with respect to such Qualifying Securities, if (i) such loss, claim, damage or liability results from an untrue statement or an omission or alleged untrue statement or omission contained in any preliminary or other prospectus that was corrected in such amended, supplemented or final prospectus and (ii) the Company had previously furnished copies of such amended, supplemented or final prospectus to the Investor or the underwriters for the Investor.

(b)	The Investor will, if Qualifying Securities held by the Investor are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers, and each underwriter, if any, of the Company's securities covered by such a registration, against all expenses, claims, losses, damages and liabilities or actions in respect thereof, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus or any amendment or supplement thereto or based on any omission (or alleged omission) to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or any violation or alleged violation by the Investor of Applicable Securities Laws in connection with any such registration and the Investor will reimburse the Company, such directors, officers, employees, agents and such underwriters for any reasonable legal and any other expenses incurred in connection with investigating, preparing for or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission in any information relating solely to the Investor contained in such prospectus, or any amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Company by the Investor for use therein; provided, however, that the liability of the Investor for indemnification under this Section 4(b) will not exceed the net proceeds from the offering actually received by the Investor.

(c)	Each party entitled to indemnification under this Section 4 (the "Indemnified Party") will give written notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Section 4 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. An Indemnified Party will have the right to retain its own counsel, with fees and expenses for only one such counsel to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflicting interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party, in the defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall settle any claim or litigation resulting therefrom without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

(d)	If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations, provided, however, that the liability of the Investor under this Subsection 4(d) will not exceed the net proceeds from the offering received by the Investor. The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent with respect to, knowledge regarding and opportunity to correct, such information.

(e)	Notwithstanding the foregoing, the provisions regarding indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering will supersede the foregoing provisions and the sections regarding indemnification and contribution contained herein shall not apply to any offering for which the parties have entered into a binding underwriting agreement.